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                                                                    EXHIBIT 10NN

                                       MGU

                            STOCK PURCHASE AGREEMENT



        THIS AGREEMENT dated as of February 27, 1998, is among HealthPlan Services, Inc. (the "Buyer"), and Provident Indemnity Life Insurance Company, a Pennsylvania corporation (the "Seller").

        WHEREAS, the Seller owns 26,000 shares of the capital stock of Montgomery Management Corporation ("MGU"), $.10 par value (the "Shares"), which constitute all of the issued and outstanding capital stock of MGU.

        WHEREAS, MGU is a full service managing general underwriter.

        WHEREAS, the Seller desires to sell and the Buyer desires to purchase 49% of the Shares and to issue and obtain a warrant to purchase an additional 31% of the Shares upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the payments provided for and the covenants contained in this Agreement, the parties agree as follows:


1.      SALE AND PURCHASE OF STOCK, WARRANT FOR STOCK

        1.1 Sale and Purchase

        Subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 8.1), the Seller will sell and transfer to the Buyer, and the Buyer will purchase from the Seller, 12,740 of the outstanding Shares, constituting forty-nine (49%) percent thereof, free and clear of any security interest, lien, claim, encumbrance, charge, pledge, or any other restriction of any kind (the "Purchased Shares").

        1.2 Warrant

        Subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 8.1), the Seller will issue to the Buyer, and the Buyer will receive from the Seller, a warrant to purchase from the Seller for a period of ten (10) years from the date thereof 8,060 of the outstanding Shares, constituting thirty-one (31%) percent thereof at a price of $1.00 per share, free and clear of any security interest, lien, claim, encumbrance, charge, pledge, or any other restriction of any kind (the "Warrant").


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2.      CONSIDERATION FOR THE PURCHASED SHARES

        2.1    Amount of Consideration

               As consideration for the Purchased Shares and the Warrant, the Buyer will:

               (a) pay to the Seller $4,000,000 in immediately available funds at the Time of Closing; and

               (b) enter into a Profit Sharing Agreement with the Seller as described in Section 5.5.

The amount of consideration is subject to adjustment following the Time of Closing as provided in Sections 2.2 through 2.5.

        2.2    Working Capital Statement

               As soon as practicable following the Time of Closing (and in no event later than 45 days following the Time of Closing), the Seller will prepare and deliver to the Buyer a statement showing the book value of the total assets and the total liabilities of MGU as of the Time of Closing (the "Working Capital Statement"). The Working Capital Statement will be based upon the books and records of the Seller and MGU and prepared in accordance with the same accounting principles and practices used in determining the total assets and the total liabilities shown on the Closing Balance Sheet (as defined in Section 3.5), except as set forth on the Accounting Principles Schedule attached to this Agreement as Exhibit 2.2. The Buyer will, at its expense, make available to the Seller, any accounting, personnel and records of MGU required for the preparation of the Working Capital Statement.

        2.3    Review of Working Capital Statement

               Following receipt of the Working Capital Statement, the Buyer will be afforded a period of 21 days to review the Working Capital Statement. To assist in any such review, the Seller will make available to the Buyer any work sheets prepared in connection with the Working Capital Statement. At or before the end of the 21 day review period, the Buyer will either (a) accept the Working Capital Statement in its entirety, or (b) deliver to the Seller a written notice setting forth a detailed explanation of those items in the Working Capital Statement that the Buyer disputes (a Notice of Dispute). If the Buyer does not deliver a Notice of Dispute to the Seller within the 21 day review period, the Buyer will be deemed to have accepted the Working Capital Statement in its entirety. If the Buyer delivers a Notice of Dispute in which it disputes some, but not all, of the items in the Working Capital Statement, the Buyer will be deemed to have accepted all of the items not disputed.

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        2.4    Resolution of Disputes

               Within a period of 14 days after the delivery of a Notice of Dispute, the parties will attempt to resolve in good faith any disputed items. If they are unable to do so, the remaining disputed items will be referred to Price, Waterhouse LLP for resolution. The parties will share equally the cost of the independent public accountants. The book value of the disputed items, as determined by the independent public accountants, will be binding on the parties.
        2.5    Adjustment in Amount of Consideration

               If the book value of total assets, less the book value of the total liabilities, shown on the Working Capital Statement, after the resolution of any dispute pursuant to Section 2.4 (the Working Capital) is negative, the Seller will pay promptly to the Buyer an amount equal to the negative Working Capital balance. If the Working Capital is positive, the Buyer will pay promptly to the Seller an amount equal to the positive Working Capital balance.

3.      REPRESENTATIONS AND WARRANTIES OF THE SELLER

        When used in this Section 3, the phrase "to the knowledge of the Seller" means the actual knowledge of, or the knowledge that would have been acquired by, the executive officers of the Seller in the ordinary course of reasonably performing their duties with the Seller. The Seller hereby represents and warrants to the Buyer as follows:

        3.1    Organization

               Each of the Seller and MGU are corporations duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. MGU does not have any ownership interest, or any obligation to acquire an ownership interest, directly or indirectly, in any other corporation, partnership, joint venture, or other entity.

        3.2    Authority

               MGU has all corporate power and authority necessary to conduct its business as presently and ordinarily conducted. The Seller has the corporate power and authority required to enter into and perform its obligations under this Agreement, and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. Assuming the due authorization, execution, and delivery by the Buyer, this Agreement is a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

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        3.3    Capitalization

               The authorized capital stock of MGU consists of (a) 1,000,000 shares of common voting stock, $.10 par value, of which 26,000 shares are issued and outstanding, and owned by the Seller, and (b) 5,000,000 shares of preferred stock, $1.00 par value, Series I, none of which are outstanding. The Seller owns all of the Shares free and clear of any security interest, lien, claim, encumbrance, charge, pledge, or any other restriction of any kind. All of the Shares are duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding warrants, options, or other rights to purchase, or rights under debentures or other instruments for conversion into any Shares or any other equity securities of MGU. There are no shareholders, voting trust, or other agreements or understandings to which the Seller or MGU is a party or is bound relating to the voting or disposition of any Shares. Except as set forth herein, there are no other classes of shares of MGU authorized or outstanding. Neither the authorized capital stock of MGU nor the issued and outstanding shares of MGU will be changed without the prior written approval of the Buyer.

        3.4    No Violation

               The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations under this Agreement will not, result in any violation of or default under, or give rise to a right of modification, termination, or acceleration of any obligation under any provision of the charter or bylaws (or similar charter documents) of the Seller or MGU; of any loan or credit agreement, mortgage, indenture, lease, or other agreement or instrument to which the Seller or MGU is a party; of any permit, license, judgment, order, or decree by which the Seller or MGU is bound; or, to the knowledge of the Seller and MGU of any statute, ordinance, rule, or regulation by which the Seller or MGU is bound; except, in each case for matters:

               (a) set forth in Section 3.4 of the Disclosure Schedule attached as Exhibit 3.4 to this Agreement (the Disclosure Schedule); or

               (b) that would not, individually or in the aggregate, have a material adverse effect on the financial condition or the results of operations of MGU or prevent the Seller from performing any of its material obligations under this Agreement. No authorization, consent, or approval of, or filing with, any government or governmental agency or instrumentality, whether federal, state, or local (Governmental Entity), is necessary for the performance by the Seller of its obligations under this Agreement.

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        3.5    Financial Data

               Except as set forth in Section 3.5 of the Disclosure Schedule, the consolidated balance sheets of MGU as of the Effective Date, (the Closing Balance Sheet) and the financial records of MGU for fiscal periods ending December 31, 1995, 1996, and 1997, including revenue and expense details (collectively the Financial Data) were derived from the books and records of the Seller and MGU, have been prepared in accordance with generally accepted accounting principles ("GAAP"), and fairly present the financial condition and the results of operations of MGU at the dates and for the periods indicated. The amounts reflected in the Financial Data (other than the Closing Balance Sheet) are the same as the amounts used by the Seller in the preparation of Provident American Corporation's audited consolidated financial statements for the years ended December 31, 1995 and 1996.

        3.6    No Material Adverse Change

               There has been no material adverse change in the financial condition or the results of operations of MGU since December 31, 1997.


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        3.7    Tax Matters

               Except as set forth in Section 3.7 of the Disclosure Schedule:

               (a) all tax returns required to be filed by or on behalf of MGU have been filed when due;

               (b) the Seller or MGU has timely paid, withheld, or made provision for the payment of all taxes shown as payable on those tax returns;

               (c) the accruals and reserves for taxes, if any, shown in the Closing Balance Sheet are adequate to cover all tax liabilities of MGU as of the Timne of Closing;

               (d) no extension of time has been granted for the payment of any tax or the filing of any tax return by MGU;

               (e) no extension or waiver of the limitation period has been granted with respect to any tax return filed or to be filed by MGU;

               (f) there are no pending or, to the knowledge of the Seller, threatened claims against MGU or the Seller with respect to any tax owed by MGU; and

               (g) there are no liens for taxes upon the assets of MGU other than liens for current taxes not yet due. For purposes of this Section 3.7, the term "taxes" includes all federal, state, and local taxes, including income employment, payroll and withholding, sales, use, ad valorem, transfer, franchise, license, excise, property, or windfall profit taxes.

        3.8    Service Agreement

               Section 3.8 of the Disclosure Schedule contains the terms of the existing Service Agreement between MGU and the Seller, pursuant to which the Seller provides operation, administration, and management services to MGU.

        3.9    Agreements with Customers/Reinsurance Carriers

               Section 3.9 of the Disclosure Schedule contains true and complete copies or contract identification forms of:

               (a) the standard forms of contracts between MGU and its customers and reinsurance carriers; and

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               (b) each form of customer or reinsurance carrier contract that varies from the standard form in any material respect (collectively, the "Contracts").

Except as set forth in Section 3.9 of the Disclosure Schedule, MGU has not given or received any oral or written notice(s) of default or termination(s) under any of the Contracts. Except as set forth in Section 3.9 of the Disclosure Schedule, to the knowledge of the Seller, none of the Contracts are terminable at the option of the other party thereto as a result of the transaction contemplated by this Agreement and there are no material disputes in respect of such contracts which would likely result in the termination of any of the Contracts other than in the ordinary course.

        3.10 Insurance

               (a) Section 3.10 of the Disclosure Schedule sets forth a true and correct list (indicating the insurer, the types and amounts of coverage, the applicable deductible, and the expiration date) of all insurance policies or binders of fire, liability, errors and omissions, vehicular, and other insurance held by or on behalf of MGU (the Insurance Policies).

               (b) Except as set forth in Section 3.10 of the Disclosure
Schedule: (i) to the knowledge of the Seller, the Insurance Policies are each in full force and effect; (ii) neither MGU nor, to the knowledge of the Seller, is the insurer in default of any material obligation under any of the Insurance Policies; and (iii) MGU has not given nor received any notice(s) of default or termination(s) under the Insurance Policies.

        3.11 Employee Benefit Plans

               (a) Identification - Section 3.11 of the Disclosure Schedule lists: (i) all bonus, incentive, commission, deferred compensation, supplemental retirement, medical disability, severance, stock option, stock purchase, and other employee benefit plans or arrangements that are maintained, sponsored, administered, or contributed to by MGU or in which current or former employees of MGU participate; and (ii) all employment, executive compensation, severance, consulting, or non-competition agreements with current or former employees of MGU (together the "Employee Plans").

               (b) Compliance; Contributions - Except as set forth in Section
3.11 of the Disclosure Schedule: (i) there has been no "prohibited transaction", as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and Section 4975 of the Internal Revenue Code of 1986 as amended (the Code), with respect to any Employee Plan that is not exempt under a class, individual, or statutory exemption; (ii) all of the Employee

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Plans are in material compliance with the applicable requirements of ERISA and the Code, including without limitation, the reporting and disclosure requirements of Title I of ERISA,and MGU has performed all material obligations required to be performed by it under the terms of each of the Employee Plans;
(iii) each Employee Plan intended to qualify under Section 401(a) of the Code, and each trust intended to qualify under Section 501(a) of the Code, does so qualify; (iv) each Employee Plan which constitutes a "group health plan", as defined in Section 5000(b)(1) of the Code, has, at all applicable times, been in material compliance with the continuation of the coverage requirements contained in Section 4980B(f) of the Code; (v) each fiduciary, as defined in Section 3(21) of ERISA, of each Employee Plan has, at all applicable times, satisfied his material obligations under Part IV of Title I of ERISA with respect to such Employee Plan; (vi) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or by the terms of the Employee Plan, have been made; (vii) none of the Employee Plans constitutes a "multi-employer plan", as defined in Section 3(37) of ERISA; (viii) no Employee Plan provides group health benefits to either retired employees or to dependents of retired employees (other than: A-coverage mandated by applicable law; B-death benefits or retirement benefits under any "employee pension benefit plan" as that term is defined in Section 3 (2) of ERISA; C-deferred compensation accrued on the books of the Seller; or D-benefits the full cost of which is borne by the current or former employee (or his or her beneficiary); (ix) there has been no "reportable event" within the meaning of Section 4043 of ERISA, nor any event described in
Section 4062, 4063, 4064, 4069 or 4041 of ERISA with respect to any Employee Plan that, individually or in the aggregate, is likely to result in a material liability to MGU; and (x) with respect to each Employee Plan which is subject to Title IV of ERISA, as of the Time of Closing, the fair market value of the assets of each such Employee Plan equals or exceeds the liability for accrued benefits, determined as if such Employee Plan were to be terminated as of the Time of Closing.

        3.12 Other Contracts and Commitments

               Section 3.12 of the Disclosure Schedule identifies each of the following contracts and commitments (collectively, the "Contracts") to which MGU is a party or is bound (other than those referred to in Sections 3.8, 3.9, 3.10, and 3.11):

               (a) Contract with any sales agent or distributor of MGU that has a term of more than one (1) year and cannot be terminated earlier by MGU on notice of ninety (90) days or less;

               (b) Brokerage or other agreement with any insurer or re-insurer;

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               (c) Contract that: (i) entails the expenditure of more than
$10,000 in any year; or (ii) has a term of more than one (1) year and cannot be terminated earlier by MGU on notice of ninety (90) days or less;

               (d) Contract limiting the right of MGU to compete or do business in any territory;

               (e) Contract limiting the right of MGU to use trademarks, trade names, or other proprietary rights;

               (f) Contract or arrangement for financing or for the grant, as security, of an interest in any of MGU's assets;

               (g) Any other material contract not made in the ordinary course of business.

Except as set forth in Section 3.12 of the Disclosure Schedule: (i) to the knowledge of the Seller, all of the Contracts are in full force and effect; (ii) neither MGU nor, to the knowledge of the Seller, no other party to the Contracts is in default of any material obligation under any of the Contracts; and (iii) MGU has not given nor received any notice (s) of default or termination(s) under the Contracts.


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        3.13 Litigation; Certain Liabilities

               (a) Except as set forth in Section 3.13 of the Disclosure Schedule, there is no action, proceeding, order, or investigation: (i) pending against MGU before any court or other Governmental Entity; and/or (ii) to the knowledge of the Seller, threatened against MGU before any court or other Governmental Entity that, if adversely determined, would have a material adverse effect on the financial condition or the results of operation of MGU or would prohibit the completion of the transactions contemplated by this Agreement.

               (b) Except as set forth in Section 3.13 of the Disclosure Schedule, to the knowledge of the Seller, there are no material facts, circumstances or events caused by or relating to the conduct of the Business that have occurred which if asserted against MGU and if adversely determined, would have a material adverse effect on the financial condition or the results of operation of MGU or would prohibit the completion of the transactions contemplated by this Agreement.

        3.14 Permits, Licenses. Etc.; Compliance with Laws

               (a) Section 3.14 of the Disclosure Schedule sets forth all permits, licenses, and other authorizations by a Governmental Entity that are held by MGU. To the knowledge of the Seller, no other material permits, licenses, or authorizations are required for the conduct of the business of MGU as presently and ordinarily conducted.

               (b) except as identified on Section 3.14 of the Disclosure
Schedule: (i) the operation of the business as presently conducted by MGU does not violate in any material way any applicable order, law, ordinance, code, or regulation, including but not limited to those relating to protection of the environment, civil rights, equal employment opportunity, occupational health and safety, and interstate commerce; and (ii) no investigation by any governmental authorities asserting or alleging any violation of any such order, law, ordinance, code, or regulation, is pending, or to the knowledge of the Seller, threatened.

        3.15 Labor Matters

               MGU has no employees, and is operated in accordance with a Service Agreement with the Seller as described on Section 3.8 of the Disclosure Schedule.

        3.16 Trade Name, Trademarks and Copyrights

               Section 3.16 of the Disclosure Schedule sets forth a list of all trade name, trademark, and copyright registrations of MGU. Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Seller nor MGU has received written notice alleging that any of those trade names, trademarks, or copyrights infringe upon the rights of others. Neither the Seller nor MGU own any trade names, trademarks, copyrights, or other proprietary rights used in the business as presently and ordinarily conducted.

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        3.17 Banks

               Section 3.17 of the Disclosure Schedule sets forth a list of all savings, payroll, checking, and other bank accounts and safe deposit boxes maintained by MGU, together with a list of all individuals having signatory powers over such accounts or access to such safe deposit boxes.

        3.18 Accounts Receivable

               All of the accounts receivable recorded on the Closing Balance Sheet are due and valid claims against account debtors for goods or services delivered or rendered, and, to the knowledge of the Seller, are not subject to any defenses, offsets, or counterclaims. All such accounts receivable arose in the ordinary course of business, and are not subject to any prior assignment, claim, lien, or security interest.

        3.19 Minute Books

               The corporate minute books of MGU, copies of which have been provided to the Buyer, contain accurate records of all of the meetings and actions of the shareholder and directors of MGU.

        3.20 Finders

               No finder or broker has acted on behalf of the Seller or MGU in connection with the transactions contemplated by this Agreement other than whose fee will be paid by the Seller.


4.      REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Seller as follows:

        4.1    Organization

               The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

        4.2    Authority

               The Buyer has all corporate power and authority required to enter into and perform its obligations under this Agreement and the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. Assuming the due authorization, execution, and delivery by the Seller, this Agreement is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.


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        4.3    No Violation

               The execution and delivery of this Agreement by the Buyer do not and the performance by the Buyer of its obligations under this Agreement will not, result in any violation of or default under, or give rise to a right of modification, termination, or acceleration of any obligation under, any provision of the charter or bylaws of the Buyer of any loan or credit agreement, mortgage, indenture, lease, or other agreement or instrument to which the Buyer is a party; of any permit, license, judgment, order, or decree by which the Buyer is bound; or, to the knowledge of the Buyer, of any statute, ordinance, rule, or regulation by which the Buyer is bound; except, in each case, for matters that would not, individually or in the aggregate, have a material adverse effect on the financial condition or the results of operations of the Buyer or prevent the Buyer from performing any of its material obligations under this Agreement. No authorization, consent, or approval of, or filing with, any Governmental Entity is necessary for the performance by the Buyer of its obligations under this Agreement.

        4.4    Finders

               No finder or broker has acted on behalf of the Buyer in connection with the transactions contemplated by this Agreement.


5.      COVENANTS

        5.1    Operation of the Business Prior to the Time of Closing

               From the date of this Agreement until the Time of Closing, the Seller will cause MGU to operate the business as follows:

               (a) Operate Business as Presently and Ordinarily Conducted - MGU will continue to operate the business as presently and ordinarily conducted.

               (b) Preserve Business Relationships - MGU will use all reasonable efforts to preserve its existing relationships with suppliers, customers, employees, and others having business relations with it.

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               (c) Perform Material Obligations Under Contracts; Not Amend - MGU
agrees to perform all of its material obligations under all existing Contracts and, subject to Section 5.5, will not amend, supplement or terminate any of the same. MGU will not enter into any contract, agreement, or commitment that would be listed on an updated Contracts List, or voluntarily incur a material liability, without receiving the prior written consent of the Buyer.

               (d) Maintain Books of Account - MGU will maintain its books of account and records in the usual and ordinary manner and will not adopt any material change in any method of accounting or accounting practice, except as contemplated or required by GAAP.

               (e) Maintain Corporate Organization - MGU will refrain from taking any action that would cause any significant corporate action, including but not limited to merger, consolidation, liquidation or sale of substantially all of its assets, to occur, without receiving the prior written consent of the Buyer.

               (f) Maintain Assets - MGU will not sell, mortgage, pledge or otherwise dispose of any material assets or properties other than in the ordinary course of business.


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               (g) Preserve Capital Structure - MGU will not amend its Articles of Incorporation or By-Laws without the prior written consent of the Buyer or issue, or authorize the issuance of any additional shares of its capital stock and/or securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant, or other right to purchase, any shares of its capital stock or declare or pay any dividends or make any other distributions in respect of its capital stock, except for dividends, if any, prior to Time of Closing required to be made by MGU in respect of inter-company accounts to be retained by the Seller or its affiliates in accordance with the Accounting Principles Statement attached hereto as Exhibit 2.2.

               (h) Maintain Insurance - MGU will maintain present insurance in full force and effect, with policy limits and scope of coverage not less than is now provided by its present insurance.

               (i) Payroll - MGU will not increase the wages of any employee of MGU.

        5.2    Access to Premises and Records

               Prior to the date hereof, the Seller has granted and has caused MGU to grant to the Buyer, the opportunity to conduct investigations with respect to the books, records, and financial and operating information relating to, and the affairs and prospects of MGU and the business, and the Buyer has availed itself of such opportunity. From the date of this Agreement until the Time of Closing, the Seller will continue to:

               (a) permit the Buyer and its representative(s) to review the books and records relating to MGU and the business;

               (b) furnish any additional financial and operating information reasonably requested by the Buyer;

               (c) cause MGU to permit authorized representative(s) of the Buyer, at times agreed upon by both parties, to interview key officers and employees of MGU; and

               (d) cause MGU to permit authorized representative(s) of the Buyer, at times agreed upon by both parties, to interview Customers and reinsurance carriers that have relationships with MGU.

All of the Buyer's investigations will be conducted in a manner that does not interfere with the conduct of the business. The Buyer agrees to treat the information obtained in the course of this investigation as confidential and not to use for its own benefit or the benefit of any other person (except in connection with the consideration of this Agreement and the transactions contemplated hereby) the documents and information furnished by the Seller.

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        5.3    Best Efforts to Satisfy Conditions to Closing

               The Buyer and the Seller will use all reasonable efforts to satisfy the conditions to closing set forth in Sections 6 and 7.

        5.4    Tax Matters

               (a) The parties shall cooperate in connection with the filings of all tax returns covering the period prior to the Closing and relating to MGU. The Seller shall not destroy or permit the destruction of any books, records, or files used in preparing the Returns without offering in writing, to deliver those books, records, or files to the Buyer at the expense of the Buyer.

               (b) Concurrently with the Closing, the Seller agrees that MGU shall cease to be a party to any tax allocation agreement(s) in effect immediately prior to the Closing and shall not have any further rights or liabilities thereunder in respect of MGU.

               (c) The Buyer and the Seller agree to make an election on Form 8023 pursuant to Section 338(h)(10) of the Code. The parties agree to report the sale contemplated by this Agreement consistently with such election(s) on all applicable returns.

        5.5    Profit Sharing

               The parties agree to share the net MGU income earned after the Effective Date between the Buyer and the Seller at 80% and 20%, respectively. For purposes hereof, the term "net MGU income" shall be defined as MGU fee income plus MGU contingent profit commission from reinsurers (on 1998 and subsequent treaty years) less all expenses (but excluding any indirect overhead or related allocations of the Buyer or its affiliates), including expenses and fees associated with the Administrative Support and Services Agreement and Commercial Lease Agreement described in Section 9.1. Any MGU contingent profit commissions received from reinsurers for 1997 and prior treaty years shall be paid to the Seller. The Buyer agrees to remit the 20% share to the Seller quarterly on the 30th day following the calendar quarter close. The Seller agrees, to the extent that the Seller shares in the insurance risk with respect to any stop loss insurance placed by MGU, to share equally the Seller's underwriting profits on such insurance risk with the Buyer. The Seller agrees to remit to the Buyer the 50% share quarterly on the 30th day following the calendar quarter close.

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        5.6 Compliance with Licensing Laws

        The Seller hereby agrees that it will take all reasonable and necessary steps required to obtain all appropriate and material permits, licenses, and other authorizations by a Governmental Entity that should be held by MGU should MGU not be under the majority control of the Seller. It is the intent of both parties and a material requirement of the Buyer that the operation of the business conducted by MGU not violate in any material way any applicable order, law, ordinance, code, or regulation, including but not limited to those relating to insurance or managing general underwriting licensing, once the Buyer obtains the Purchased Shares and the additional shares available to it upon exercise of the Warrant. Except as to those legal fees incurred by the Buyer in evaluating MGU's licensing obligations, the Seller hereby guarantees and warrants that the Seller shall take full financial responsibility for any and all expenses and costs related to the initial licensing (1998) of MGU, as described in this

Section 5.6. (The parties acknowledge that to the extent the Buyer receives an allocation of income pursuant to Section 5.5 above for the period between the Effective Date and the Closing Date, the Seller will not take such financial responsibility.) The Seller understands that the Buyer may elect not to exercise the Warrant until the Buyer is completely satisfied that MGU will be properly licensed in each and every state in which MGU does business and that such licenses will remain in effect once the Warrant is exercised. Therefore, the Seller hereby guarantees and warrants to use its best efforts to acquire any and all appropriate licensing necessary for MGU to allow the Buyer to exercise said Warrant in a timely manner.


6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

        The Buyer's obligation to complete the transactions contemplated by this Agreement is subject to the satisfaction at or before the Time of Closing of all of the following conditions:

        6.1    Performance of Agreements

               The Seller has performed in all material respects all of the obligations to be performed by it under this Agreement at or before the Time of Closing.

        6.2    Representations and Warranties

               The representations and warranties made by the Seller in this Agreement are true in all material respects at and as of the Time of Closing as though those representations and warranties had been made at and as of the Time of Closing.

        6.3    No Injunction

               No temporary restraining order or preliminary or final injunction prohibiting the completion of the transactions contemplated by this Agreement has been issued and is in effect. No action, suit, proceeding, order, or investigation is pending or threatened before any court of Governmental Entity that, if adversely determined, would have a material adverse affect on the financial condition or the results of operations of MGU or would materially impair the ability of the Buyer, after the Time of Closing, to operate the business as presently and ordinarily conducted.

        6.4    Documents Delivered

               The Seller has delivered to the Buyer all of the documents required under Section 8.2.

7.      CONDITIONS TO OBLIGATIONS OF THE SELLER

        The Seller's obligation to complete the transactions contemplated by this Agreement is subject to the satisfaction at or before the Time of Closing of all of the following conditions:

        7.1    Performance of Agreements

               The Buyer has performed in all material respects all of the obligations to be performed by it under this Agreement at or before the Time of Closing.

        7.2    Representations and Warranties

               The representations and warranties made by the Buyer in this Agreement are true in all material respects at and as of the Time of Closing as though those representations and warranties had been made at and as of the Time of Closing.

        7.3    No Injunction

               No temporary restraining order or preliminary or final injunction prohibiting the completion of the transactions contemplated by this Agreement has been issued and is in effect.

        7.4    Documents

               The Buyer has delivered to the Seller all of the documents required under Section 8.3.

        7.5    Policy Sales and Servicing and Management Agreement

               The Policy Sales and Servicing and Management Agreement dated as of January 1, 1992 shall be terminated as of the time of closing.


8.      THE CLOSING

        8.1    Time and Location

               The Closing will take place at the offices of Health Plan Services, Inc. in Tampa, Florida or at such other place and time as the parties may agree (the Time of Closing).

        8.2    Deliveries by the Seller

               At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

               (a) Certificates, dated not more than 30 days prior to the Time of Closing from the appropriate authorities in the Commonwealth of Pennsylvania attesting to the existence and good standing of the Seller and MGU, respectively.
               (b) Within thirty (30) days after the Time of Closing, Certified copies of resolutions adopted by the Board of Directors of the Seller approving the execution, delivery, and performance of this Agreement by the Seller.

               (c) An Officer's Certificate of the Seller, signed by the President of the Seller, substantially in the form of Exhibit 8.2(c).

               (d) An Opinion of Counsel to the Seller substantially in the form of Exhibit 8.2(d).

               (e) Resignation of such of the directors and officers of MGU as are requested by Buyer.

               (f) A Certificate or Certificates for the Purchased Shares, duly endorsed for transfer to the Buyer or accompanied by duly executed stock powers, so as to transfer to the Buyer the Purchased Shares, free and clear of any security interest, lien, claim, encumbrance, charge, pledge, or any other restriction of any kind.

               (g) A warrant in the form attached hereto as Exhibit 8.2(g).

        8.3    Deliveries by the Buyer

               At the Closing, the Buyer will deliver or cause to be delivered to the Seller the following:

               (a) A certificate dated not more than 30 days prior to the Time of Closing, from the appropriate authority in the State of Florida attesting to the existence and good standing of the Buyer.

               (b) Certified copies of resolutions adopted by the Board of Directors of the Buyer approving the execution, delivery and performance of this Agreement by the Buyer.

               (c) An Officer's certificate of the Buyer, signed by the Chief Executive Officer or the Chief Financial Officer of the Buyer, substantially in the form of Exhibit 8.3(c).

               (d) An Opinion of the Buyer's Counsel substantially in the form of Exhibit 8.3(d).

               (e) $4,000,000 in immediately available funds, as provided in
Section 2.1.

        8.4    Further Assurances

               Each of the parties agrees that it will from time to time after the date of this Agreement, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by the other parties to carry out the transactions contemplated by this Agreement.

9.       AGREEMENTS AFTER CLOSING

        9.1 Administrative Support and Services Agreement; Commercial Lease Agreement

Within thirty (30) days after the Time of Closing, Seller and MGU will enter into an Administrative Support and Services Agreement and a Commercial Lease Agreement with respect to the offices presently being utilized by MGU in the office building owned by the Seller, on terms mutually agreeable to the parties.

        9.2    Right of First Refusal

               Except as provided in the Warrant, no shareholder of MGU shall transfer any of the Shares without first giving written notice thereof to the other shareholder. The written notice shall contain a full description of the terms and conditions of the transfer of the Shares, including the purchase price per Share and other consideration per Share offered in connection with the transfer and the identity of the parties-in-interest which are involved. The non-offering shareholder shall have ninety (90) days after the date of such notice to purchase all or any portion of the Shares offered for sale upon the terms and conditions set forth in the notice. If the non-offering shareholder fails to purchase the Shares within the time specified, the offering shareholder shall be permitted to transfer the Shares in accordance with the terms and conditions of the notice. If all of the Shares are not purchased pursuant to the terms set forth in the notice, the unpurchased shares shall again become subject to the restrictions contained herein.

        9.3    Director of MGU

               As of the Time of Closing, and until such time that either party is no longer a shareholder of MGU, the Board shall consist of three (3) directors. Both parties agree that two (2) directors of the Board, including the Chairman shall be appointed by Buyer and one (1) director of the Board shall be appointed by the Seller. A director may only be removed from the Board by the appointing party upon written notice. Vacancies on the Board shall be filled by the party appointing the director whose death, removal or resignation gives rise to the vacancy. The Buyer and the Seller shall each appoint their respective directors at each annual meeting of the shareholders to hold office for a term expiring at the next succeeding annual meeting of the shareholders. Directors may serve an unlimited number of successive terms. All directors shall hold office for the term for which they are appointed and until their successors shall have been duly appointed. Seller agrees to cooperate as necessary if the Articles of Incorporation or By-Laws need amended to reflect the obligations set forth in this Section 9.3.

10.     TERMINATION

        This Agreement may be terminated on or before the Time of Closing:

               (a)  by the mutual written consent of the Seller and the Buyer;

               (b) by the Buyer, if there has been a material violation or breach by the Seller of any of the representations, warranties, or covenants made by the Seller in this Agreement that has not been waived in writing by the Buyer and has not been or cannot be cured by the Seller at or before the Time of Closing;

               (c) by the Seller if there has been a material violation or breach by the Buyer of any of the representations, warranties, or covenants made by the Buyer in this Agreement that has not been waived in writing by the Seller and has not or cannot be cured by the Buyer at or before the Time of Closing; or

               (d) by the Seller or the Buyer in the event the Closing has not occurred by February 28, 1998; provided that, if the Closing has not occurred due to a violation or breach of the representations, warranties, or covenants made in this Agreement by the Seller or by the Buyer, those parties or that party, as the case may be, may not terminate this Agreement under this clause
(d).

If this Agreement is terminated pursuant to this Section 10 and the transactions contemplated hereby are not consummated as described herein, this Agreement shall become null and void and of no further force and effect, and no party shall have any liability or obligation to any other party, except for the provisions of Section 5.2 relating to the obligation of the Buyer to keep confidential, to return, and not to use certain information and data obtained by it from MGU and the the Seller, the provisions of Section 13.1 relating to expenses and the provisions of Section 13.11 relating to publicity.


11.     SURVIVAL PROVISIONS/INDEMNIFICATION

        11.1 Survival of Representations and Warranties

               The representations and warranties made by the Seller and the Buyer in this Agreement will survive the Time of Closing and investigation or inquiry made by either of them. However, any claim for the incorrectness or breach of these representations or warranties must be brought within the following periods:

               (a) with respect to the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1 and 4.2, without limitation as to time;

               (b) with respect to the representations and warranties in Section 3.7, prior to the lapse of time specified in the applicable statutes of limitation;

               (c) with respect to all representations and warranties not referred to in clause (a) or (b) of this Section 11.1, within a period of 18 months following the Time of Closing.

        11.2 Survival of Other Obligations

               The obligations of the parties set forth in Sections 8.4, 9.1, 9.2, and 9.3 shall survive the time of Closing and continue until the termination of the Profit Sharing Agreement described in Section 5.5 hereof.

        11.3 Indemnification by the Seller

               Subject to Sections 11.1 and 11.5, the Seller will indemnify the Buyer for any loss, cost, liability, or expense (including reasonable attorney fees) that may be incurred by the Buyer as a result of:

               (a) the incorrectness of any of the representations or warranties made by the Seller in this Agreement; or

               (b) the breach of any of the covenants made by the Seller in this Agreement.

               (c) any and all claims or losses incurred as a result of any and all acts or omissions of the Seller or MGU pertaining to the business of the Seller or MGU prior to the Time of Closing.

        11.4 Indemnification by the Buyer

               Subject to Sections 11.1 and 11.5, the Buyer will indemnify the Seller for any loss, cost, liability, or expense (including reasonable attorney fees) that may be incurred by the Seller as a result of:

               (a) the incorrectness of any of the representations or warranties made by the Buyer in this Agreement, or

               (b) the breach of any of the covenants made by the Buyer in this Agreement.

               (c) any and all claims or losses incurred as a result of any and all acts or omissions of the Buyer prior to the Time of Closing.

        11.5 Notice and Defense of Claims

               A party claiming indemnification under this Section 11 (the Asserting Party) will give prompt written notice of the claim to the patty from whom indemnification is being sought (the "Indemnifying Party") of the nature and basis of the claim. If the claim for indemnification arises out of a claim, action, or proceeding by a third party (a Third Party Claim), the Indemnifying Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party will not be liable for any fees or expenses of counsel for the Asserting Party incurred in connection with the Third Party Claim. If the Indemnifying Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right to defend and settle the Third Party Claim. The Asserting Party and the Indemnifying Party will cooperate in the defense of any claim, action, or proceeding covered by this Section 11.5. The Asserting Party will make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party for use in contesting the Third Party Claim.

12. COVENANT NOT TO COMPETE

        Until the earlier of five (5) years after the Time of Closing, or one year from the date when Seller owns no shares of MGU, the Seller will not and will cause its affiliates not to, act as a managing general underwriter; except that, this Section 12 will not prohibit the Seller or any of its affiliates from owning not more than five (5%) percent of the outstanding shares of any corporation whose shares are traded on a national securities exchange or in the over-the-counter market.

13. MISCELLANEOUS PROVISIONS

        13.1 Expenses

               Except as otherwise expressly provided in this Agreement, the Seller will pay all fees and expenses:

               (a) incurred by the Seller, whether before or after the Time of Closing, in connection with the transactions contemplated by this Agreement; or

               (b) incurred by MGU prior to the Time of Closing in connection with the transactions contemplated by this Agreement.

        The Buyer will pay all fees and expenses:

               (a) incurred by the Buyer, whether before or after the Time of Closing, in connection with the transactions contemplated by this Agreement; or

               (b) incurred by MGU after the Time of Closing in connection with the transactions contemplated by this Agreement.

        13.2 Retention of Records

               For a period of six (6) years following the Time of Closing, the Buyer will cause MGU to retain and provide the Seller with copies of and reasonable access to, all accounting and other records required by the Seller for purposes of the preparation of tax returns, or response to any inquiry or audit by taxing authorities, or the defense of any claim, action, or proceeding relating to MGU or the business.

        13.3 Waiver and Amendment

               Any provision of this Agreement may be waived in writing by the party that is entitled to the benefit of that provision. This Agreement may be amended or supplemented at any time, although no such amendment or supplement will be effective unless it is in writing and signed by all of the parties.

        13.4 Entire Agreement; No Rights or Remedies to Other Persons;
Assignment

               This Agreement, including the Exhibits to this Agreement:

               (a) constitutes the entire Agreement among the parties on its subject matter and supersedes all prior agreements, both written and oral;

               (b) is not intended to confer any rights or remedies upon any individual or organization other than the parties; and

               (c) may not be assigned by either the Seller or MGU, by operation of law or otherwise, without the prior written consent of the Buyer.

        13.5 Governing Law

               The interpretation, validity, and enforcement of this Agreement will be governed by the laws of the State of Florida.

        13.6 Notices

               All notices and other communications under this Agreement must be in writing and will be deemed to be given:

               (a)  when delivered in person;

               (b) when sent by facsimile with confirmation of receipt;

               (c)  one day after being sent by overnight courier; or

               (d) five (5) business days after being sent by registered or certified mail (return receipt requested), addressed in each case as follows:

                      If to Buyer:          HealthPlan Services, Inc.
                                            3501 Frontage Road
                                            Tampa, Florida 33607
                                            Attn: Phillip Dingle
                                            Facsimile Number: 813/287-6629

                      If to Seller:         Provident Indemnity Life
                                            Insurance Company
                                            2500 DeKalb Pike
                                            Norristown, PA 19404
                                            Attn: James O. Bowles
                                            Facsimile Number: 610-279-1486

Any party may change the address or facsimile number to which notices or other communications are to be given by furnishing the other party with written notice of the change.

        13.7 Dispute Resolution

               Except with respect to the disputed matters referred to for resolution pursuant to Section 2.4, any dispute concerning this Agreement, including but not limited to its existence, validity, interpretation, and performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled as follows:

               (a) Negotiation - The parties shall in good faith attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between senior executives of the Seller and the Buyer (collectively, the Executives). Any party may give the other party written notice of any dispute not resolved in the ordinary course of business. Within twenty (20) days after delivery of said notice, the Executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's notice, or if the parties fail to meet within twenty (20) days, either party may initiate arbitration of the controversy or claim as provided hereinafter. If an Executive intends to be accompanied at a meeting by an attorney, the other Executive shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 13.7(a) shall be confidential, privileged, and inadmissible in arbitration or legal proceeding and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence.

               (b) Rights and Remedies Available to the Parties in Law or in Equity. In the event that the parties are unable to resolve a dispute by non-binding means as provided in Section 13.7(a) above, each party shall be free to pursue all rights and remedies available to the party.

               (c) Fees. Each party shall pay its own fees and expenses in connection with the resolution of any dispute, except that in the event that the dispute is resolved by a final, unappealable judgment of a court having competent jurisdiction, the losing party shall pay reasonable attorneys' fees and costs of the prevailing party.

        13.8 Headings

               The headings contained in this Agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

        13.9 Counterparts

                                      -30

               This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when one counterpart has been signed by each of the parties and delivered to the other party. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

        13.10 Severability

               The invalidity of any provision or provisions of this Agreement will not affect the validity of any other provision(s) of this Agreement, which will remain in full force and effect.

        13.11 Publicity

               No press releases or other public disclosure, either written or oral, of the transactions contemplated by this Agreement will be made by any party without first consulting with the other party.

        13.12 Effective Date

               This Agreement shall be effective as of January 1, 1998 (the "Effective Date").


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          BUYER:

                                          HEALTH PLAN SERVICES, INC.


                                          By:____________________________
                                                 Phillip S. Dingle

                                          Title: Senior Vice President and
                                                   Chief Counsel


                                          SELLER:

                                          PROVIDENT INDEMNITY LIFE INSURANCE
                                                         COMPANY


                                          By:___________________________
                                                 James O. Bowles

                                          Title:   President